Exhibit 99.3

For Immediate Release

eBay Acquires Leading Classifieds Sites in Denmark

Addition of Den Bla Avis and BilBasen strengthen eBay’s multi-brand portfolio of online classifieds businesses

San Jose, Calif., October 6, 2008 – eBay Inc. (Nasdaq: EBAY) today announced it has acquired Den Bla Avis and BilBasen, providers of leading online classifieds sites in Denmark for a purchase price of approximately $390 million (approximately 2.1 billion Danish Kroner). The addition of Den Bla Avis (dba.dk) and BilBasen (bilbasen.dk) to eBay’s global classifieds portfolio positions the company as a leader in the online classifieds market in Denmark and further strengthens the company’s world-leading portfolio of online classifieds sites that already includes Marktplaats, Kijiji, LoQUo, Gumtree and mobile.de. eBay’s online classifieds business now has a presence in more than 20 countries and 1,000 cities.

“Classifieds are the preferred e-commerce format in Denmark and represent an attractive and growing market,” said Jacob Aqraou, general manager, eBay global classifieds business unit. “With more than 25 years of classifieds success in Denmark, Den Bla Avis and BilBasen are household names with Danish consumers and we’re very excited to welcome them and all of their employees to the eBay global classifieds portfolio.”

Aqraou continued, “The Den Bla Avis and BilBasen corporate cultures and approach to the user experience are a great fit within eBay’s overall Marketplaces business, which provides anyone, anywhere the e-commerce platform of their choice. We are committed to providing the ideal classifieds platform for Danish consumers to connect locally.”

According to research and consulting firm Classifieds Intelligence, the worldwide classified ads industry tops $100 billion in all forms. With the continued migration of print classifieds to online, eBay is capitalizing on the market dynamics with an aggressive growth strategy for its global classifieds portfolio. For the second quarter of 2008, eBay’s global classifieds business reported revenue growth of 65 percent over the same period last year and averaged 81 million unique visitors per month, representing an increase of 121 percent year-over-year.

Larry Illg, general manager with eBay global classifieds, will head eBay’s business in Denmark and will lead the integration of Den Bla Avis and BilBasen into the global classifieds portfolio. eBay plans to use its experience in building online communities around the world to grow user traffic to dba.dk and bilbasen.dk. Den Bla Avis and BilBasen will maintain offices in Aarhus and Copenhagen, Denmark.

eBay Inc. will host an investor conference call today at 5:30 a.m. PDT to discuss this announcement. A live webcast of the conference call can be accessed through the eBay Investor Relations Web site at http://investor.ebay.com. An archive of the webcast will be accessible through the same link.

About Den Bla Avis and BilBasen
Den Bla Avis and BilBasen are leading classifieds businesses in Denmark and operate dba.dk, an online classifieds site that generates more than 120 million page views per month, and bilbasen.dk, an online vehicle classifieds site that generates 66 million page views per month. Founded as printed classified advertising circulars, Den Bla Avis and BilBasen have successfully made the transition to fast-growing, profitable online businesses while maintaining the publication of its circulars. Den Bla Avis and BilBasen have offices in Aarhus and Copenhagen, Denmark.

About eBay Inc.
Founded in 1995, eBay Inc. connects hundreds of millions of people around the world every day, empowering them to explore new opportunities and innovate together. eBay Inc. does this by providing the Internet platforms of choice for global commerce, payments and communications. Since its inception, eBay Inc. has expanded to include some of the strongest brands in the world, including eBay, PayPal, Skype, Shopping.com, and others. eBay Inc. is headquartered in San Jose, California.

Forward-Looking Statements
This announcement contains forward-looking statements, including statements regarding eBay, Den Bla Avis, BilBasen and the expected impact of eBay’s acquisition of Den Bla Avis and BilBasen on eBay’s financial guidance. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, risks associated with the reaction of competitors to the transaction and the possibility that the expected benefits of the acquisition of Den Bla Avis and BilBasen may not materialize to the extent expected or at all. More information about potential factors that could impact eBay’s business and financial results is included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in eBay’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 which are on file with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. All forward-looking statements are based on information available to eBay on the date hereof, and eBay assumes no obligation to update such statements.

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MEDIA CONTACT:
Jose Mallabo
eBay Inc.
Media hotline: 408-376-7458

INVESTOR CONTACT:
Vandana Hariharan
eBay Inc.
408-376-5877